Exhibit 10.32

1000 BOARDWALK

ATLANTIC CITY, NJ 08401

PH: 609-449-5573

FX: 609-449-6705

December 16, 2005

Scott C. Butera

245 Ocean Drive East

Stamford, CT 06902

RE:	Agreement between Trump Entertainment Resorts Holdings, L.P. and Scott C. Butera

Dear Mr. Butera:

This letter shall serve as an Agreement by and between Trump Entertainment Resorts Holdings, L.P. (“Trump”) and Scott C. Butera (“Butera”) for the provision of the services described below.

Butera has tendered and Trump has accepted his resignation from employment as of November 18, 2005. The parties seek to continue a relationship through this agreement which supercedes any previous agreements, whether oral or written with the exception of the following provisions of the Employment Agreement between Trump and Butera dated as of August 15, 2003 which provisions shall remain in full force and effect: Paragraphs 5 (excepting Metro Flag Management and/or any of its members or principals, hereinafter “Metro”), 6(b) to the extent work was performed under the August 15, 2003 Employment Agreement, 7 (provided however that Butera may keep possession of and use items under 7(2) to the extent same are not confidential customers of Trump), 16 and 17.

Agreeing to and intending to be legally bound, Trump agrees to engage Butera and Butera agrees to provide services as a consultant upon the request of and at the direction of Trump as follows:

1.	SCOPE

a.	Trump hereby retains Butera to provide the following services at the request of and at the direction of Trump:

i. Consult, advise and assist Trump in the furtherance of those certain business initiatives that Butera was involved in prior to his resignation from Trump, some of which are listed in the attached e-mail dated October 24, 2005 from Butera to Jim Perry and the additional undertakings contained in the e-mail. (Exhibit A);

ii . Seek out, pursue and present to Trump for review, prior to presentation to any other person or entity with the exception of Metro, business opportunities within the scope of Trump’s businesses, including, but not limited to development, ownership, operation or branding/licensing of casinos, hotels and residential units;

iii. Consult, advise and assist Trump in other strategic and financial matters as reasonably assigned and in furtherance thereof make all required, necessary or appropriate introductions and business travel.

b.	Butera shall not perform any of the duties or exercise any of the powers of an employee or officer of Trump or its affiliates. Specifically, Butera acknowledges and agrees that during the term of this Agreement, Butera shall not with regard to Trump or its affiliates:

i.	Have any authority to direct or supervise any employee of Trump;

ii.	Sign or approve any purchase orders, purchase requisitions or similar documents;

iii.	Participate in any personnel action or evaluations;

iv.	Participate in any management meetings, although he may attend such meetings for observation and informational purposes only;

v.	Prepare or direct any letters, memoranda or similar documents to any employee of Trump;

vi.	Have access to any restricted casino areas;

vii.	Hold himself out in any way as an employee or officer of Trump to any member of the public or any vendor or employee of Trump; or

viii.	Be authorized to and shall not attempt to or actually enter into any contract or agreement on behalf of Trump or to modify or revise any contract or program of Trump or to represent to any one otherwise.

2.	TERM

a.	This Agreement shall commence upon execution of this Agreement and shall terminate on September 30, 2006.

b.	Butera hereby understands and acknowledges that Trump may terminate this Agreement immediately in the event Butera shall commit an act constituting “Cause”, which is defined to mean a breach by Butera of any of the provisions of this Agreement, provided, however that Butera shall be given notice of such breach and a reasonable opportunity to cure if the breach is curable.

c.	If Butera dies during the term period, this agreement shall terminate without further obligations to Butera’s legal representatives under this agreement, other than the obligation to pay sums paid and stock issued prior to death.

d.	If Butera becomes disabled during the terms period, this agreement shall terminate without further obligations to Butera, other than the obligation to pay sums paid and stock issued prior to death.

e.	Not withstanding the foregoing 2(c) and (d), should Butera die or become disabled and a termination occur, the Board of Trump shall consider what, if any, sums or stock should be issued to Butera’s estate based on his contribution to Trump prior to his death or disability.

3.	CONSULTANT’S REPRESENTATION AND STANDARD OF CARE

a.	Butera represents that Butera and/or his employees, if any, are properly licensed to perform the services required hereunder and Butera, to the extent necessary, is authorized to do business in the State of New Jersey and to perform the services required hereunder.

b.	Butera further represents that he is not party to any contract, understanding, agreement or policy, whether or not written that would be breached by his entering into, or performing services under this agreement.

c.	Butera has advised Trump that he intends to accept employment with Metro to provide services solely in conjunction with such company in the development of a condo/hotel/retail/casino property in Las Vegas, Nevada and elsewhere. Butera will not perform any work or services for Metro that are or may be competitive with Trump operations in Atlantic City, New Jersey or its application for or potential operation of a casino/hotel in

Philadelphia, Pennsylvania. Butera represents that he will not, during the Term, provide any services or accept employment with any person or entity engaged in or seeking to engage in the development, ownership, operation or branding/licensing of casinos with the exception of Metro. Butera also represents that he will not, during the Term provide work, services or advice to Metro or any other person or entity relating to those certain business initiative set forth on Exhibit A unless granted permission by Trump.

d.	Butera has had the opportunity to review this agreement and to consult with counsel and fully understands its terms and conditions.

4.	COMPENSATION

a.	As consideration for providing the services contemplated by this Agreement, Trump shall provide Butera the following:

(i) Two Hundred and Fifty Thousand Dollars ($250,000) payable January 2, 2006 and upon receipt of an executed Agreement and the attached Employment/Consultant Agreement of Confidentiality and Release Agreement at least seven days prior to such date; and,

(ii) Two Hundred and Fifty Thousand Dollars ($250,000) payable only if, as and when that certain business transaction known as the sale of the Trump-related interest in the Indiana Riverboat project is finally and irrevocably closed and consummated pursuant to terms acceptable to Trump (“Closing”); notwithstanding the foregoing, the $250,000 shall be paid on the Closing date. If Closing has not occurred by December 31, 2005, then i) $125,000 shall be paid on the earlier of the Closing date or February 1, 2006; and ii) $125,000 shall be paid on the Closing date, if any;

(iii) Twenty-Five Thousand (25,000) shares of the common stock of Trump to be issued on March 3, 2006 if Butera is not in default beyond any notice and reasonable cure period of the terms of this Agreement; and

(iv) Twenty-Five Thousand (25,000) shares of the common stock of Trump to be issued on September 30, 2006 if Butera is not in default beyond any notice and reasonable cure period of the terms of this Agreement.

b.	Trump shall also reimburse Butera for reasonable expenses incurred in connection with the provisions of services hereunder.

c.	Butera shall submit a detailed invoice to Trump on a monthly basis, in which Butera shall itemize and describe the services provided in that month and the expenses for which Butera seeks reimbursement.

d.	In the event of termination of this Agreement, Trump agrees to pay Butera all such compensation and reimbursement of expenses for services satisfactorily performed as shall be due as of the effective date of termination under the terms of this Agreement.

5.	CONFIDENTIAL INFORMATION

a.	Butera acknowledges and agrees that all information and documentation that has been or will be disclosed or made available to Butera by Trump in the performance of his duties hereunder or as an employee are of a highly confidential nature, proprietary to and a valuable trade secret of Trump, and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to Trump. Butera agrees to treat all such documents and information in confidence and shall:

i.	Use such documents and information for the sole and limited purpose of performing Butera’s obligations hereunder;

ii.	Not copy said documents or information in whole or in part;

iii.	Not reveal or disclose said documents or information;

iv.	Limit dissemination of said documents or information to only Butera’s employees, if any, or professionals who have a need to know to perform the limited tasks set forth herein and who agree to the confidentiality provisions herein;

v.	Protect the confidentiality of said documents and information and Trump’s proprietary interest herein;

vi.	Return said documents and information including all copies of records thereof, to Trump upon either (i) receipt of a request therefore from Trump, or (ii) the termination of this Agreement;

vii	The restrictions and obligations of this Paragraph 5 shall survive the termination of this Agreement and shall continue to bind Butera and its successors.

b.	Upon execution of this Agreement, Butera shall execute and deliver to Trump the attached Employee/Consultant Agreement of Confidentiality as of August 15, 2003 (Exhibit B).

6.	OWNERSHIP OF DOCUMENTS

All drafts, outlines, brochures and other documents or instruments produced by Butera in performance of this Agreement shall be the sole property of Trump and Trump is vested with all rights herein. Butera agrees that Trump shall at all times have complete and unfettered access to all such documents with the rights to inspect, copy and take possession of any of them, and that Butera will not under any circumstances or for any reason withhold such documents or any parts thereof, but will forthwith deliver them to Trump upon request.

7.	INDEMNIFICATION AND RELEASE

a.	Butera hereby agrees to indemnify and hold harmless Trump, and it affiliates and their owners, officers, directors, agents and employees and each of them, against and from any and all third party claims, liabilities, damages, fines, penalties or costs of whatsoever nature, including but not limited to, reasonable attorney’s fees and court costs, arising from or as a result of the performance by Butera of the responsibilities and obligation as contemplated by this Agreement from any claims arising out of a relationship between Butera and any third party; and from the negligent acts or omissions of Butera, his employees, agents and/or subcontractors.

Trump hereby agrees to indemnify and hold harmless Butera against and from any and all claims, liabilities, damages, fines, penalties or costs of whatsoever nature, including but not limited to, reasonable attorney’s fees and court costs, arising from or as a result of the performance by Trump of the responsibilities and obligations as contemplated by this Agreement; from any third party claims arising out of a relationship between Trump and any third party; and from the negligent acts or omissions of Trump, their respective employees, agents and/or subcontractors.

b.	Butera acknowledges and agrees that Trump shall not be held liable for any loss of or damage to any property belonging to or rented by Butera or its employees or agents which is used, or to be used in connection with the services hereunder. The responsibility to insure or otherwise bear the risk of loss of such equipment is the responsibility of Butera.

c.	Upon execution of this Agreement Butera shall execute and deliver to Trump the attached Release Agreement (Exhibit C).

8.	COMPLIANCE WITH LAWS

Throughout the term of this Agreement, each party at their own sole cost and expense, shall conform to and comply with the present or future laws, statutes, ordinances, orders, rules, regulations, codes or requirements or any federal, state or municipal government or department having jurisdiction over that party’s business or over the services to be rendered by that party.

9,	INDEPENDENT CONTRACTOR AND TAXES

Butera acknowledges that, in the performance of the services under this Agreement, he shall at all times remain an independent contractor. Nothing contained herein is intended to nor shall be deemed as creating a partnership, joint venture or similar business relationship between the parties or as authorizing either party to contract for, or incur any liability or obligation for, or in the name of, the other. Butera shall be responsible for all taxes associated with any consideration he receives pursuant to this Agreement.

10.	ASSIGNMENT AND SUBCONTRACTING

The services to be provided by Butera hereunder are personal in nature and, accordingly, Butera may not assign, encumber or subcontract this Agreement or any rights or obligations of Butera hereunder without the prior written consent of Trump. Subject to the foregoing, this Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.	NOTICES

All notices shall be given in writing and sent registered or certified mail, by postage pre-paid, by telecopy or by courier to the addresses set forth herein. Notice shall be effective upon receipt.

12.	MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New Jersey in any action or proceeding brought with respect to or in connection with the Agreement, except as provided in Paragraph 14. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

13.	ENTIRE AGREEMENT

This Agreement contains the entire Agreement between the parties and all understandings and agreements heretofore had between the parties are merged into this Agreement.

14	ARBITRATION

All disputes arising under this Agreement shall be subject to final and binding arbitration by a former judge of the Superior Court of New Jersey chosen by the parties or in absence of agreement, appointed by the then sitting Chancery Judge in the Superior Court, Atlantic County, New Jersey. Such Judge shall have the power to set the rules of the arbitration including discovery rules.

Please indicate your acceptance of the terms and conditions of this Agreement by executing both duplicate originals in the space provided and return one original to my attention, retaining an original for your records.

Very truly yours,

/s/ CRAIG KEYSER
CRAIG KEYSER
Executive Vice President

RMP/ams

Agreed and accepted this 16 day of December, 2005.

By:	/s/ Scott C. Butera
Scott C. Butera

NOTICE

Attached is a Release Agreement prepared by Trump Entertainment Resorts, Inc. and its affiliates and subsidiaries including. Trump Marina Associates, LLC. Trump Taj Mahal Associates, Trump Plaza Associates, and Trump Indiana, Inc. for your review and signature. By signing this Agreement you are giving up your right to make claims against Trump Entertainment Resorts, Inc. and its affiliates and subsidiaries including Trumps Marina Associates, LLC. Trump Taj Mahal Associates, Trump plaza Associates, and Trump Indiana, Inc. concerning your employment there and the circumstances of the separation of your employment. You are advised to discuss the following release language with your lawyer. In any event you should thoroughly review and understand the effect of the release before acting on it. Therefore please take time to consider this release before you decide to sign it.

RELEASE AGREEMENT

This Agreement is being entered into this 16th day of December, 2005 by and between Trump Entertainment Resorts, Inc., f/k/a Trump Hotels & Casino Resorts, Inc. and its affiliates and subsidiaries including, Trump Marina Associates LLC, Trump Taj Mahal Associates, Trump Plaza Associates, Trump Indiana, Inc. (collectively “Trump”) and Scott C. Butera(“Employee”) (collectively “Parties”).

Whereas both Trump and Employee desire to enter into this Agreement to fully resolve all questions of compensation, entitlement to benefits, and any and all other- claims, whether known or unknown, which Employee may have relating to his employment and separation from Trump.

In consideration of the aforementioned premises and the mutual promises contained in this Release Agreement, the Parties agree as follows:

1. Trump and Employee have entered into a separate agreement setting forth the continuing relationship between the Parties.

2. Employee agrees to waive, to relinquish and to release Trump and its owners, officers, employees, agents and shareholders from any rights or claims that he might have arisen out of his employment and the separation of that employment for any and all reasons, including but not limited to claims of discrimination or defamation based on age, race, or sex, breach of contract, Employee’s humiliation and other injuries related thereto or wrongful termination whether or not he knows of such claims now. Employee releases and forever discharges Trump from any and all claims and demands for additional compensation and benefits other than those described in this Agreement.

3. Employee specifically waives any rights or claims he may have under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, or the Americans with Disabilities Act.

4. Employee understands that by entering into this Agreement Trump does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

5. Employee shall not disclose in any manner any confidential details of work performed by Employee during his employment, or any business or personal information concerning any of Trump present or former partners, owners, or employees, or the existence, terms, or conditions of this Agreement to any third party without the prior written consent of Trump. Employee acknowledges that he must continue to comply with applicable provisions of the Trump Employee Handbook and Employee Code of Business Conduct concerning confidential and proprietary information including those obligations set forth in any written employment agreement between the parties which survive the termination of employment including but not limited to, paragraphs 7 and 8 thereof. Employee also agrees that for a period of six (6) months from the date hereof, Employee will not solicit or induce, directly or indirectly, any employee of Trump or its subsidiaries to terminate their employment.

6. Except as authorized by Trump, Employee shall not (i) give any interviews or speeches, or (ii) prepare or assist any third party in the preparation of any books, articles, television or motion picture productions or any other creations, in either case, concerning Trump or any of its affiliates or any of their officers, directors, agents, employees, suppliers, customers or owners. Employee agrees not to make any public statement that is intended to or could reasonably be expected to disparage Trump or any of its affiliates or any of their officers, directors, agents, employees, suppliers, customers or owners. Employee shall not communicate to the media or to any other person, any statements, written or oral, of any nature pertaining to Employee’s employment, this Release Agreement or any event or conversation pertaining or learned during Employee’s employment with Trump.

7. Employee shall not promote, assist, or participate in any cause of action, claim or demand against Trump, or any of its partners, officers, directors, employees, or agents, except as required by law or as may be necessary to enforce rights under the Agreement between Trump and Butera of even date with this Release (“Agreement”).

8. Employee agrees that he shall not at any time, directly or indirectly, aid or be a party to any acts, the effect of which would tend to divert, diminish, or prejudice the goodwill or business of Trump except and if required by law.

9. Employee agrees that upon request by Trump, Employee will assist Trump in the defense of any claims, or potential claims that may be made or threatened to be made against Trump in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist Trump in the prosecution of any claims that may be made by Trump in any Proceeding, to the extent that such claims may relate to the Employee’s employment or the period of the Employee’s employment by Trump. Employee agrees, unless precluded by law, to promptly inform Trump if Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Employee also agrees, unless precluded by law, to promptly inform Trump if Employee is asked to assist in any investigation (whether governmental or otherwise) of Trump, regardless of whether a lawsuit has been filed against Trump with respect to such investigation. Trump agrees to reimburse Employee for all of Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorney’s fees and shall pay Employee a per diem fee of $50.00(fifty dollars).

10. Employee further represents that he received all Family Medical Leave to which he was entitled and he is not currently aware of any facts or circumstances constituting a violation of or a claim under federal or state family medical leave laws.

11. Employee represents that during his employment with Trump, to the best of his knowledge he has performed his assigned duties in a manner consistent with the requirements of his job, as defined by Trump, as well as any applicable statutes, laws, rules, ordinances and/or regulation. Employee further represents that during his employment with Trump, to the best of his knowledge he has not taken any action for or on behalf of Trump that is adverse to or inconsistent with any statute, law, rule, ordinance or regulation. Trump represents that it has no knowledge that these representations are incorrect.

In addition, Employee represents that while he was employed by Trump, to the extent he became aware through any source of conduct by any other employee or agent of Trump which was adverse to or inconsistent with any statute, law, rule, ordinance or regulation, he reported that conduct to Trump. Employee further represents that, with the exception of any conduct which he reported to Trump or any agent of Trump, he is not aware of any conduct by any other employee of Trump which is or was adverse to or inconsistent with any statute, law, rule, ordinance or regulation.

Employee further represents that during his employment with Trump he acted ethically and in accordance with the rules of conduct set forth in Trump’s Code of Business Conduct. Employee further represents that he is not aware of any other employee of Trump who has acted inconsistent with or in violation of the Handbook and/or the Code of Business Conduct.

Trump represents that during Employees employment, Trump acted ethically and in accordance with the rules of conduct set forth in Trump’s Code of Business Conduct.

12. By signing this Agreement, Employee does not waive rights or claims that may arise after the Agreement is executed or under the Agreement.

13. Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement and has, in fact, done so.

14. Employee has read this Agreement, understands its contents, and has been given a copy of the Agreement. Employee has been given up to December 29, 2005, a period of at least twenty-one (21) days, to review and consider this Agreement, ask questions and have problems resolved.

15. The Parties are entering into this Agreement voluntarily and not as a result of any pressure, coercion or duress.

16. For a period of seven (7) days following execution of this Agreement, Employee may revoke this Agreement. This Agreement shall not become effective or enforceable until the seven (7) day period has ended.

17. This document states the whole agreement between the parties. This document supersedes any written or oral contracts of employment which may have been in existence between the parties prior to this date except such provisions of same which by their terms survive the termination of employment.

18. Any changes to this Agreement must be in writing and initiated by both parties. As evidenced by his signature below, Employee intends to be legally bound by this Release Agreement.

WITNESS

By:

Dated: December 16, 2005

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. AS TO THE LAST PARAGRAPH OF SECTION 11 ONLY.

By:

Its:

EMPLOYEE/CONSULTANT AGREEMENT OF CONFIDENTIALITY

In connection with your employment by and consultation to an entity (“Employer”) in which Donald J. Trump (“Trump”) has a substantial interest, you have or may become aware of information (which may be verbal, written, electronically or photographically recorded, visual or otherwise) with respect to (i) the personal life and/or “business affairs” (as herein defined) of Trump; (ii) the personal lives and/or business affairs of members of Trump’s family; and /or (iii) the business affairs of Employer, or any of its affiliates, officers, directors or employees, (such persons and entities referred to in subdivisions (i) through (iii) above, collectively, “Protected Parties” and such information, collectively, the “Confidential Information”), which is, and which the Protected Parties insist remain private and confidential. Accordingly, as a material inducement to your hiring by Employer and to the continuation of your employment with Employer, and in consideration thereof, you hereby acknowledge and agree with Employer as follows (all references to Employment or Employee herein shall also apply to Employee with regard to any services he may provide as a consultant pursuant to the Agreement dated December 15, 2005):

1. During the term of your employment and at all times thereafter, except (a) for an “Approved Disclosure” (as herein defined); (b) as may be expressly required by law (and then only to the minimum extent necessary to comply with law) and on prior written notice to Employer; or (c) as may be an integral requirement of your employment with Employer, you agree not to directly or indirectly disseminate or publish, or cause to be disseminated or published any Confidential Information in any form, including but not limited to any diary, memoir, book, letter, story, speech, photography, interview, article, essay, account, description or depiction of any kind whatsoever, whether fictionalized or not; and you agree not to assist others in obtaining, disseminating or publishing, Confidential Information for any purpose whatsoever. As used in this Agreement:

(i)	The term “business affairs” shall mean all information and documentation furnished to you by the Protected Parties or any of them relating to the business (past, current and prospective), operations, technologies, systems, concepts, programs, practices, plans, properties, personnel, know-how, trade secrets, competitively sensitive data, and financial information (reflecting both the financial position and financial results), of any or all of the Protected Parties; and

(ii)	the term “publish” shall include, but not be limited to the presentation or reproduction of written, verbal, visual or electronic material in any communication medium, now or hereafter discovered or invented, including, without limitation, books, magazines, newspapers, theatrical productions of any kind, computer use such as e-mail or the Internet, movies, television, or radio, in any language and in any jurisdiction. Further, you agree not to incorporate any Confidential Information into any retrieval system, whether

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(iii)	electronic, mechanical or otherwise, except as may be expressly required in connection with the performance of your duties as an employee of Employer; and

(iv)	Confidential Information does not include information which (i) becomes generally available to the public, other than as a result of your disclosure or (ii) becomes available to you on a non-confidential basis from a source other than from any Protected Parties, provided that such source is not bound by a confidentiality agreement with any Protected Parties.

2. In the event you shall request of any Protected Parties the right to publish Confidential Information and the applicable Protected Parties shall, in its or their sole and absolute discretion, approve such request in writing (the “Approved Disclosure”), you shall only publish those elements of Confidential Information and to those persons or entities as shall be expressly provided for in the Approved Disclosure.

3. You shall promptly, upon request of the Protected Parties or any of them during the term of your employment and at any time thereafter, return to such Protected Parties all Confidential Information furnished to you pertaining to such Protected Parties, together with all copies, abstracts, notes, reports, or other materials furnished to you or prepared by you or on your behalf, without retaining copies of the foregoing.

4. A breach of your obligations under this Agreement will cause the applicable Protected Parties irreparable harm. Accordingly, to the extent permitted by law, and without waiving any such Protected Parties’ other rights or remedies against you at law or in equity, including, but not limited to a right for monetary damages against you, you hereby consent to the entry of any order, without prior notice to you, temporarily and permanently enjoining you from violating any of the terms, covenants, agreements or provisions of this Agreement on your part to be performed or observed.

5. The failure of the Protected Parties or any of them to exercise one or more of its rights under this Agreement shall not be deemed a renunciation or waiver of such rights or affect, in any way, this Agreement or any part hereof, or the right to exercise any right available to such Protected Parties under this Agreement or at law or in equity.

6. No change or waiver of the terms, covenants and provisions of this Agreement shall be valid except if in writing and signed by Employer.

7. Nothing herein contained is intended to nor shall it be construed as creating any employer-employee relationship between you and Employer, other than an employment-at-will.

8. You hereby agree to indemnify, defend (with counsel acceptable to the Protected Parties) and save harmless the Protected Parties and each of them from and against any cost, loss or expense, including but not limited to reasonable attorneys’ fees and disbursements, incurred by the Protected Parties, or any of them, as a consequence of your breach of any of the terms, covenants, agreements or provisions of this Agreement on your part to be performed or observed.

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9. This Agreement shall be deemed to have been made in the State of New York, and any and all performance hereunder, breach hereof, or claims with respect to the enforceability of this Agreement shall be interpreted and construed pursuant to the laws of the State of New York without regard to the conflict of laws or rules applied in the State of New York. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the enforcement thereof, shall be brought in the federal court or state court located in the County of New York in the State of New York, and you hereby consent to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding; and you irrevocably waive, to the fullest extent permitted by law, any objection that may now or thereafter have to the laying of the venue of any such suit, action or proceeding, or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on you anywhere in the world, whether within or without the jurisdiction of any such court.

10. Each of the parties (i) has had the opportunity to be and/or has knowingly elected not to be, represented by counsel, (ii) has reviewed each of the provisions in this Agreement carefully and (iii) has negotiated or has had full opportunity to negotiate the terms of this Agreement, specifically including, but not limited to Paragraph 9 hereof.

11. You agree that each of the Protected Parties shall be deemed to be a direct or third party beneficiary of your obligations hereunder. You further agree that nothing contained herein shall be deemed to release or diminish in any respect the provisions of any other confidentiality agreement executed by you, to which any Protected Parties are a party or a beneficiary.

Donald J. Trump

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND AND AGREE TO COMPLY WITH THE FOREGOING, WHICH I RECOGNIZE CREATES A VALID AND BINDING LEGAL OBLIGATION ON ME IN CONSIDERATION OF MY EMPLOYMENT AND CONTINUED EMPLOYMENT BY EMPLOYER.

Dated: As of August 15, 2003
Signature

Scott C. Butera
Printed Name

Address

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